EXHIBIT 10.3

EXCHANGE AND REDEMPTION AGREEMENT

THIS EXCHANGE AND REDEMPTION AGREEMENT (this “Agreement”) is entered into as of May 25, 2012, by and between LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”), LSGC HOLDINGS LLC, a Delaware limited liability company (“LSGC Holdings”) and Continental Casualty Company, an Illinois insurance company (“CCC”).

WHEREAS, the Company intends to issue shares (the “Issuance”) of Series H Preferred Stock, par value $0.001 per share, of the Company (“Series H Preferred Stock”) and/or Series I Preferred Stock, par value $0.001 per share, of the Company (“Series I Preferred Stock” and together with the Series H Preferred Stock, the “New Preferred Stock”) in an amount that, when aggregated with the issued and outstanding Series G Preferred Stock, par value $0.001 per share, of the Company (the “Series G Preferred Stock” and together with the New Preferred Stock, the “Preferred Stock”) will exceed $80.0 million;

WHEREAS, pursuant to that certain Letter Agreement, dated January 17, 2012, from the Company to LSGC Holdings (the “Letter Agreement”), the Company previously agreed to indemnify LSGC Holdings for, among other things, the cost of redeeming the 15,000,000 issued and outstanding senior preferred membership interests of LSGC Holdings (the “Class C Interests”), having a Liquidation Value plus any and unpaid Class C Accrued Dividends (each as defined in the Sixth Amended and Restated Limited Liability Company Agreement of LSGC Holdings, dated as of January 17, 2012 (the “LLC Agreement”)) of $16,228,543.12 in the aggregate as of the date hereof, in connection with, among other things, the Company having more than $80.0 million in aggregate principal amount of preferred equity outstanding; and

WHEREAS, the Company desires to sell to CCC and CCC desires to buy from the Company an aggregate of 6,000 shares of Series I Preferred Stock (the “CCC Purchaser Shares”), as the case may be, at an aggregate purchase price of $6,000,000 (the “CCC Purchase Consideration”), each with a stated value of $1,000 per share.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Flow of Funds; Surrender of Common Stock.

(a) On the date hereof, the Company shall pay an amount equal to (i) $16,228,543.12, less (ii) the CCC Purchase Consideration, in cash to CCC in the form of immediately available funds (the “Indemnification Payment”).

(b) On or promptly following the date hereof, LSGC Holdings shall surrender to the Company a certificate or certificates representing 2,505,000 shares of Common Stock (the “LSGC Holdings Common Stock”).

(c) On or promptly following CCC’s receipt of the Indemnification Payment, CCC shall surrender all of the Class C Interests to LSGC Holdings whereupon such Class C Interests will no longer be outstanding.

2.	Purchase of New Preferred Stock. CCC hereby agrees to subscribe for, and the Company hereby agrees to issue to CCC in consideration for the CCC Purchase Consideration, 6,000 shares of Series I Preferred Stock.

3.	Delivery of Certificates. On or promptly following the date hereof, but no later than 20 days following the date hereof, the Company shall deliver to CCC, in accordance with this Agreement, certificate(s), as directed by CCC, representing the CCC Purchaser Shares.

4.	Opinion of Counsel. On the date hereof, Haynes and Boone, LLP, counsel for the Company, shall have delivered to CCC a usual and customary opinion, substantially in the form attached hereto as Exhibit A, with respect to the issuance of the Series I Preferred Stock purchased hereby.

5.	Acknowledgements.

(a) Upon payment by the Company of the Indemnification Payment in accordance with Section 1(a), LSGC Holdings hereby acknowledges and agrees that the Company shall have satisfied in full all of the Company’s obligations under the Letter Agreement.

(b) Upon surrender by LSGC Holdings of the LSGC Holdings Common Stock in accordance with Section 1(b), the Company hereby agrees and acknowledges that LSGC Holdings shall have satisfied in full all of LSGC Holdings’ obligations under the Letter Agreement.

(c) Upon payment by the Company of the Indemnification Payment on behalf of LSGC Holdings in accordance with Section 1(a), CCC hereby agrees and acknowledges that LSGC Holdings shall have satisfied in full all of LSGC Holdings’ obligations to redeem all of CCC’s Class C Interests for an amount in cash equal to the Liquidation Value plus any and unpaid Class C Accrued Dividends in the aggregate.

6.	Company Representations and Warranties. The Company represents and warrants to each of the other parties that as of the date hereof:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and carry on its business as presently conducted.

(b) The issuance, sale and delivery of the CCC Purchaser Shares and the payment of the Indemnification Payment in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company.

(c) This Agreement has been duly authorized and validly executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

(d) After giving pro forma effect to the transactions contemplated hereby, Schedule 4(d) attached hereto sets forth, as of the close of business on the Business Day immediately preceding the date hereof, a true, complete and correct listing of all the Company’s outstanding: (i) shares of the Common Stock and (ii) securities convertible into or exchangeable for shares of the Company’s common stock (the “Derivative Securities”), including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan or the Company’s 2011 Employee Stock Purchase Plan (the “Management Equity”). Except as set forth in Schedule 4(d) and except for any Management Equity, the Company has no other outstanding equity securities.

(e) SEC Reports; Financial Statements

i. As of its filing date, the Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 16, 2012, as amended by the Forms 10-K/A filed by the Company with the SEC on April 30, 2012, and May 3, 2012 (the “Company SEC Documents”), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Sarbanes-Oxley Act of 2002, as the case may be, including, in each case, the rules and regulations promulgated thereunder.

ii. As of the date hereof the Company SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

iii. The financial statements (including the related notes thereto) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended, all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since April 16, 2012, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, the rules of the SEC or policy or applicable law.

iv. Since April 16, 2012, there has been no material and adverse change or development, or event involving such a prospective change, in the condition, business, properties or results of operations of the Company and its subsidiaries.

(f) The offer and sale of the CCC Purchaser Shares by the Company to CCC in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act.

(g) The Company has complied in all material respects with the covenants set forth in (i) that certain Loan and Security Agreement, dated as of November 22, 2010, by and among the Company, the guarantors and lenders from time to time party thereto, Wells Fargo Bank, National Association, as agent, (or its successor) and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner (or its successor) (the “Wells Facility”), including without limitation Section 4 thereof, and (ii) that certain Second Lien Letter of Credit, Loan and Security Agreement, dated September 20, 2011, by and among the Company, as borrower, the guarantors and lenders party from time to time thereto and Ares Capital Corporation, as agent (the “LC Facility” and together with the Wells Facility, the “Debt Facilities”). Immediately following the consummation of the transactions contemplated hereby, the Company will be in compliance in all material respects with the covenants set forth in the Debt Facilities. Immediately following the repayment of any Consideration as required under Section 9.7(b)(iii)(D) of the Wells Facility, the Company will be able to redraw amounts equal to at least such Consideration.

7.	CCC Representations and Warranties. CCC represents and warrants to each of the other parties hereto that as of the date hereof:

(a) CCC is an insurance company, duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power to own its properties and carry on its business as presently conducted.

(b) CCC has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and to purchase, acquire and accept delivery of the CCC Purchaser Shares.

(c) This Agreement has been duly authorized and validly executed by CCC and constitutes the legal, valid and binding obligation of CCC, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by CCC does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which CCC is a party or any judgment, order or decree to which CCC is subject.

(d) The CCC Purchaser Shares to be acquired by the CCC are for its own account and are not being acquired with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws.

(e) CCC will not make any sale, transfer or other disposition of the CCC Purchaser Shares in violation of the 1933 Act, the 1934 Act, as amended, the rules and regulations promulgated thereunder or any applicable state securities laws.

(f) CCC is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in the CCC Purchaser Shares. CCC understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. CCC has carefully considered and has, to the extent CCC deems necessary, discussed with CCC’s professional legal, tax, accounting and financial advisers the suitability of its investment in the CCC Purchaser Shares.

(g) CCC is able to bear the economic risk of its investment in the CCC Purchaser Shares for an indefinite period of time because the CCC Purchaser Shares have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. CCC: (i) understands and acknowledges that the CCC Purchaser Shares being issued to CCC have not been registered under the 1933 Act, nor under the securities laws of any state, nor under the laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to CCC or the fairness of the terms of its investment in the CCC Purchaser Shares.

(h) CCC has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the CCC Purchaser Shares and has had full access to such other information concerning the Company as has been requested.

(i) CCC became aware of the offering of the CCC Purchaser Shares other than by means of general advertising or general solicitation.

(j) CCC is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff

(k) CCC acknowledges that the certificates for the CCC Purchaser Shares will contain a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE COMPANY MAY REQUEST A WRITTEN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL, WHICH MAY BE IN-HOUSE COUNSEL, SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH AN OFFER, SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.”

Subject to any lock-up or other similar agreement that may apply to the CCC Purchaser Shares, the requirement that the CCC Purchaser Shares contain the legend set forth in clause (j) above shall cease and terminate upon the earlier of (i) when such shares are transferred pursuant to Rule 144 under the 1933 Act or (ii) when such securities are transferred in any other transaction if the transferor delivers to the Company a written opinion of counsel (which opinion and counsel, which may be in-house counsel, shall be reasonably satisfactory to the Company) to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the 1933 Act upon any sale or other disposition of such securities without registration thereunder. Upon the consummation of an event described in (i) or (ii) above, the Company, upon surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing such legend.

(l) CCC holds all rights, title and interests to the Class C Interests, free and clear of any liens or encumbrances, as of the date hereof.

8.	LSGC Holdings Representations and Warranties. LSGC Holdings represents and warrants to each of the other parties hereto that as of the date hereof:

(a) LSGC Holdings is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and carry on its business as presently conducted.

(b) LSGC Holdings has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c) This Agreement has been duly authorized and validly executed by LSGC Holdings and constitutes the legal, valid and binding obligation of LSGC Holdings, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by LSGC Holdings does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which LSGC Holdings is a party or any judgment, order or decree to which LSGC Holdings is subject.

(d) LSGC Holdings holds all rights, title and interests to the LSGC Holdings Common Stock, free and clear of any liens or encumbrances (except as set forth in the Letter Agreement or the LLC Agreement), as of the date hereof.

9.	General Provisions.

(a) Choice of Law. The laws of the State of Delaware without reference to any conflict of laws provisions thereof that would result in the application of the law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(b) Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(c) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(e) Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(f) Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns; provided that no party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name: Gregory T. Kaiser
Title: Chief Financial Officer

Signature Page to Exchange and Redemption Agreement

LSGC HOLDINGS LLC

By:	Pegasus Partners IV, L.P.,
its managing member

By:	Pegasus Investors IV, L.P.,
its general partner

By:	Pegasus Investors IV GP, L.L.C,
its general partner

By:	/s/ Steven Wacaster
Name: Steven Wacaster
Title: Vice President

Signature Page to Exchange and Redemption Agreement

CONTINENTAL CASUALTY COMPANY

By:	/s/ Edward J. Lavin
Name: Edward J. Lavin
Title: Assistant Vice President

Signature Page to Exchange and Redemption Agreement

SCHEDULE 4(d)

Lighting Science Group Corporation

May 25, 2012

	Amount
Common Stock:
Common Stock	206,902,346

	Amount		Exercise Price
Preferred Stock:
Series H Preferred Stock	65,051	(1)	1.18	(2)
Series I Preferred Stock	62,365	(1)	1.18	(2)

	Amount		Exercise Price		Expiration Date
Warrants:
2007 PIPE Warrants	1,763,326		1.18		6/29/2012 to 11/05/2012
March Series D Warrants	319,222		5.57	(3)	3/3/2022
April Series D Warrants	921,610		5.59	(3)	4/19/2022
THD Warrants	5,123,714	(4)	1.95		2014 to 2018
Riverwood Warrant	18,092,511	(1)		(5)	5/24/2022

(1)	Represents pro forma amount outstanding following Issuance and conversion of Series G Preferred Sock.
(2)	Each share of Series H Preferred Stock and Series I Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient obtained by dividing (a) the $1,000 stated value of such share by (b) the $1.18 conversion price of such share.
(3)	Pursuant to the Warrant Agreement, each holder has a credit of $4.85 (for the Warrants issued on March 3, 2010) or $4.88 (for the Warrants issued on April 19, 2010) for each share of common stock issuable upon exercise of such Warrant. The credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Warrants upon the earlier of: (i) the passage of eight years from the date of issuance of such Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the Company.
(4)	As of the date hereof, the THD Warrant has only partially vested and is exercisable to purchase 1,000,000 shares of Common Stock.
(5)	The exercise price of the Riverwood Warrant is variable and will be determined at the time of exercise.

EXHIBIT A

The [Purchaser Shares] have been duly authorized by all necessary corporate action of the Company, and when issued and paid for by [Purchaser] in accordance with the terms and conditions of the Exchange and Redemption Agreement, the [Purchaser Shares] will be validly issued, fully paid, and non-assessable.

Exhibit A